As filed with the Securities and Exchange Commission on January 7, 2011.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

KKR & Co. L.P.

(Exact name of registrant as specified in its charter)

Delaware	26-0426107
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

9 West 57th Street, Suite 4200

New York, NY 10019

(212) 750-8300

(Address, including zip code, and telephone number, including area code, of principal executive offices)

KKR & Co. L.P. 2010 Equity Incentive Plan

(Full Title of the Plan)

David J. Sorkin, Esq.

General Counsel

KKR & Co. L.P.

9 West 57th Street, Suite 4200

New York, NY 10019

(212) 750-8300

(Name and address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Joseph H. Kaufman, Esq.

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer ☐
Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered(1)	Amount to be registered(1)	Proposed maximum offering price per unit(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee(2)
Common Units	102,455,613	$14.44	$1,479,459,051	$171,765.20

(1) Covers 102,455,613 common units representing limited partner interests of KKR & Co. L.P. approved for issuance under the KKR & Co. L.P. 2010 Equity Incentive Plan and, pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of additional common units of KKR & Co. L.P. as may be issued with respect to such common units by way of a unit distribution, unit split or similar transaction. As of the date of this filing, awards relating to an aggregate of 30,000 common units have been issued under the KKR & Co. L.P. 2010 Equity Incentive Plan.

(2) Represents the proposed maximum aggregate offering price, estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act of 1933, as amended, and based on the market value of the KKR & Co. L.P. common units.  The proposed maximum offering price is the product of (i) $14.44, the average of the high and low prices for common units reported on the New York Stock Exchange on January 3, 2011 and (ii) 102,455,613, the number of common units to be registered pursuant to this registration statement.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The information specified in Items 1 and 2 of Part I of the Form S-8 is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act and the introductory note to Part I of the Form S-8. The documents containing the information specified in Part I will be delivered to the participants in the KKR & Co. L.P. 2010 Equity Incentive Plan covered by this Registration Statement on Form S-8 (the “Registration Statement”) as required by Rule 428(b)(1).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

The following documents filed with the Securities and Exchange Commission (the “Commission”) by KKR & Co. L.P. (the “Partnership”) pursuant to the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are hereby incorporated by reference in this Registration Statement:

(a)     the Partnership’s registration statement on Form 8-A12B, filed on July 14, 2010 pursuant to Section 12(b) of the Securities Act, relating to the Partnership’s common units;

(b)     the Partnership’s prospectus dated October 1, 2010, filed on October 5, 2010 pursuant to Rule 424(b) of the Securities Act (Registration No. 333- 169433);

(c)     the Partnership’s Current Report on Form 8-K, filed on July 20, 2010;

(d)     the Partnership’s Current Report on Form 8-K, filed on September 30, 2010;

(e)     the Partnership’s Current Report on Form 8-K, filed on November 3, 2010 (other than the information furnished pursuant to Item 2.02 and Exhibit 99.1);

(f)      the Partnership’s Quarterly Report on Form 10-Q, filed on August 12, 2010; and

(g)     the Partnership’s Quarterly Report on Form 10-Q, filed on November 9, 2010.

All documents that the Partnership subsequently files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents (other than information furnished pursuant to Item 2.02 or Item 7.01 of any Current Report on Form 8-K, unless expressly stated otherwise therein).

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.        Description of Securities.

Not applicable.

Item 5.        Interests of Named Experts and Counsel.

The validity of the common units will be passed upon for us by Simpson Thacher & Bartlett LLP, New York, New York. Certain partners of Simpson Thacher & Bartlett LLP, members of their families and related persons have an interest representing less than 1% of the capital commitments of investment funds that we manage.

Item 6.        Indemnification of Directors and Officers.

Subject to any terms, conditions or restrictions set forth in the applicable partnership agreement, Section 17-108 of the Delaware Limited Partnership Act empowers a Delaware limited partnership to indemnify and hold harmless any partner or other persons from and against all claims and demands whatsoever.

Under the Partnership’s partnership agreement, in most circumstances the Partnership will indemnify the following persons, to the fullest extent permitted by law, from and against all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts: KKR Management LLC, (the “Managing Partner”); any departing Managing Partner; any person who is or was an affiliate of our Managing Partner or any departing Managing Partner; any person who is or was a member, partner, tax matters partner, officer, director, employee, agent, fiduciary or trustee of the Partnership or its subsidiaries, the general partner or any departing general partner or any affiliate of the Partnership or its subsidiaries, the Managing Partner or any departing Managing Partner; any person who is or was serving at the request of a Managing Partner or any departing Managing Partner or any affiliate of a Managing Partner or any departing Managing Partner as an officer, director, employee, member, partner, agent, fiduciary or trustee of another person; or any person designated by our Managing Partner. The Partnership has agreed to provide this indemnification unless there has been a final and non-appealable judgment by a court of competent jurisdiction determining that these persons acted in bad faith or engaged in fraud or willful misconduct. The Partnership has also agreed to provide this indemnification for criminal proceedings. Any indemnification under these provisions will only be out of the assets of the Partnership. Unless it otherwise agrees, the Managing Partner will not be personally liable for, or have any obligation to contribute or loan funds or assets to the Partnership to enable it to effectuate, indemnification. The indemnification of the persons described above shall be secondary to any indemnification such person is entitled from another person or the relevant KKR fund to the extent applicable. The Partnership may purchase insurance against liabilities asserted against and expenses incurred by persons in connection with its activities, regardless of whether it would have the power to indemnify the person against liabilities under the partnership agreement.

As of July 15, 2010, each member of the board of directors of the Managing Partner, (each an ‘‘Indemnitee’’) entered into an indemnification agreement with the Managing Partner and the Partnership. Each indemnification agreement provides that the Indemnitee, subject to the limitations set forth in each indemnification agreement, shall be indemnified and held harmless by the Managing Partner on an after tax basis from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all threatened, pending or completed claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, and whether formal or informal and including appeals, in which the Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of being or having been or having agreed to serve as a member of the board of directors, or while serving as a member of the board of directors, being or having been serving or having agreed to serve at the request of the Managing Partner as a director, officer, employee or agent (which, for purposes hereof, shall include a trustee, partner or manager or similar capacity) of another corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise, whether arising from acts or omissions to act occurring on, before or after the date of such indemnification agreement. Each indemnification agreement provides that the Indemnitee shall not be indemnified and held harmless if there has been a final and non-appealable judgment entered by an arbitral tribunal or court of competent jurisdiction determining that, in respect of the matter for which the Indemnitee is seeking indemnification pursuant to the indemnification agreement, the Indemnitee acted in bad faith or engaged in fraud or willful misconduct.

The Partnership currently maintains liability insurance for directors and officers of the Managing Partner. Such insurance would be available to directors and officers of the Managing Partner in accordance with its terms.

Item 7.        Exemption from Registration Claimed.

Not applicable.

Item 8.        Exhibits.

The following exhibits are filed as part of this Registration Statement:

Exhibit Number	Description of Document

4.1

Certificate of Limited Partnership of the Registrant (incorporated by reference to Exhibit 3.1 of the Form S-1 filed by the Partnership on July 6, 2010 (File No. 333-165414) (the “U.S. Listing Form S-1”))

4.2	Amended and Restated Limited Partnership Agreement of the Registrant (incorporated by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K filed on July 20, 2010)

4.3	Certificate of Formation of the Managing Partner of the Registrant (incorporated by reference to Exhibit 3.3 of the U.S. Listing Form S-1)

4.4

Amended and Restated Limited Liability Company Agreement of the Managing Partner of the Registrant (incorporated by reference to Exhibit 3.2 of the Registrant’s Current Report on Form 8-K filed on July 20, 2010)

5.1	Opinion of Simpson Thacher & Bartlett LLP

10.1	KKR & Co. L.P. 2010 Equity Incentive Plan (incorporated by reference to Exhibit 10.4 of the U.S. Listing Form S-1)

23.1	Consent of Deloitte & Touche LLP

23.2	Consent of Simpson Thacher & Bartlett LLP (included as part of Exhibit 5.1)

24.1	Power of Attorney (included in the signature pages to this Registration Statement)

Item 9.  Undertakings.

(a)           The undersigned registrant hereby undertakes:

(1)       To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)            To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)          To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)       That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)       To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, New York on the 7th day of January 2011.

KKR & CO. L.P.

By:	KKR Management LLC
Its General Partner

By:	/s/ WILLIAM J. JANETSCHEK
	Name:	William J. Janetschek
	Title:	Chief Financial Officer

POWER OF ATTORNEY

Know all men by these presents, that each person whose signature appears below hereby constitutes and appoints Henry R. Kravis, George R. Roberts, William J. Janetschek and David J. Sorkin and each of them, any of whom may act without the joinder of the other, the individual’s true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for the person and in his or her name, place and stead, in any and all capacities, to sign this Registration Statement and any or all amendments or supplements to this Registration Statement, including post-effective amendments, and to file the same, with all exhibits thereto, and all other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact as agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on the 7th day of January 2011.

Signature	Title

/s/ HENRY R. KRAVIS	Co-Chairman and Co-Chief Executive Officer
Henry R. Kravis	(principal executive officer) of KKR Management LLC

/s/ GEORGE R. ROBERTS	Co-Chairman and Co-Chief Executive Officer
George R. Roberts	(principal executive officer) of KKR Management LLC

/s/ JOSEPH A. GRUNDFEST	Director of KKR Management LLC
Joseph A. Grundfest

/s/ DIETER RAMPL	Director of KKR Management LLC
Dieter Rampl

/s/ ROBERT W. SCULLY	Director of KKR Management LLC
Robert W. Scully

/s/ WILLIAM J. JANETSCHEK	Chief Financial Officer
William J. Janetschek	(principal financial and accounting officer) of KKR Management LLC